As filed with the Securities and Exchange Commission on March 16, 2009

Registration No. 333-35108

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CCF HOLDING COMPANY

(Exact name of Registrant as specified in its charter)

Georgia	58-2173616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 North Main Street, Jonesboro, Georgia 30236

(Address of principal executive offices and zip code)

CCF HOLDING COMPANY 2000 STOCK OPTION PLAN

(Full Title of the Plan)

David B. Turner

101 North Main Street

Jonesboro, Georgia 30236

(Name and address of agent for service)

(770) 478-8881

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.10 par value	80,000 Shares	$12.25	$980,000	$258.72

(1)	The maximum number of shares of common stock issuable upon awards to be granted under the CCF Holding Company 2000 Stock Option Plan (the “Plan”) consists of 80,000 shares which are being registered under this Registration Statement and for which a registration fee is being paid. Additionally, an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, dividends or similar transactions.
(2)	An aggregate of 80,000 shares are being registered hereby based upon the average of the high and low selling prices of the Registrant as reported on the Nasdaq SmallCap Market on April 14, 2000 of $12.25 per share for a total offering of $980,000.

Deregistration of Unsold Securities.

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (File No. 333-35108), which was filed with the Securities and Exchange Commission on April 19, 2000 (the “Registration Statement”) by CCF Holding Company (the “Company”), regarding an aggregate of 80,000 shares of the Company’s common stock reserved for issuance under the CCF Holding Company 2000 Stock Option Plan.

As of December 31, 2008, the Company had fewer than 300 shareholders of record. As a result, immediately after the filing of this Post-Effective Amendment No. 1 to Form S-8, the Company will file a Form 15 to deregister its common stock under Sections 12(g) and 15(d) of the Securities Exchange Act of 1934. On March 6, 2009, the Company filed a Form 25 to deregister its common stock under Section 12(b) of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jonesboro, State of Georgia, on this the 16th day of March, 2009.

CCF HOLDING COMPANY

By:	/s/ David B. Turner
David B. Turner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 16th day of March, 2009.

Signature	Title

/s/ David B. Turner David B. Turner	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mary Jo Rogers Mary Jo Rogers	Chief Financial Officer (Principal Financial and Accounting Officer)

* John B. Lee, Jr.	Chairman of the Board

* Edward S. Kemp, Jr.	Secretary, Treasurer and Director

* Leonard A. Moreland	Executive Vice President and Director

Steven E. Boswell	Director

Roy V. Hall	Director

* John T. Mitchell	Director

* Charles S. Tucker	Director

*By	/s/ David B. Turner
David B. Turner
Attorney-in-fact